Exhibit 5.2

Berkshire Hathaway Energy Company

P.O. Box 657

Des Moines, Iowa 50306-0657

(515) 242-4099 Telephone

(515) 281-2460 Fax

E-mail: pjleighton@midamerican.com

PAUL J. LEIGHTON

Vice President, Assistant Corporate Secretary and

Assistant General Counsel

March 22, 2018

Berkshire Hathaway Energy Company

666 Grand Avenue, Suite 500

Des Moines, Iowa 50309-2580

Ladies and Gentlemen:

I am the Assistant General Counsel of Berkshire Hathaway Energy Company, an Iowa corporation (the “Company”). The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-4 (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein in connection with the offering by the Company of up to $450,000,000 aggregate principal amount of its 2.375% Senior Notes due 2021 (the “2021 Exchange Notes”), $400,000,000 aggregate principal amount of its 2.800% Senior Notes due 2023 (the “2023 Exchange Notes”), $600,000,000 aggregate principal amount of its 3.250% Senior Notes due 2028 (the “2028 Exchange Notes”), and $750,000,000 aggregate principal amount of its 3.800% Senior Notes due 2048 (the “2048 Exchange Notes” and, together with the 2021 Exchange Notes, the 2023 Exchange Notes and the 2028 Exchange Notes, the “Exchange Notes”) in exchange for up $450,000,000 aggregate principal amount of its 2.375% Senior Notes due 2021 (the “2021 Initial Notes”), $400,000,000 aggregate principal amount of its 2.800% Senior Notes due 2023 (the “2023 Initial Notes”), $600,000,000 aggregate principal amount of its 3.250% Senior Notes due 2028 (the “2028 Initial Notes”), and $750,000,000 aggregate principal amount of its 3.800% Senior Notes due 2048 (the “2048 Initial Notes” and, together with the 2021 Initial Notes, the 2023 Initial Notes and the 2028 Initial Notes, the “Initial Notes”).

The Exchange Notes are to be issued pursuant to the Indenture, dated as of October 4, 2002, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as amended by the Second Supplemental Indenture thereto, dated as of May 16, 2003, the Fourth Supplemental Indenture, dated March 24, 2006, the Fifth Supplemental Indenture, dated as of May 11, 2007 (as so amended, the “Base Indenture”), as supplemented with respect to the Initial Notes by the Twelfth Supplemental Indenture, dated as of January 5, 2018 (the “Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture, as supplemented by the Supplemental Indenture, is referred to herein as the “Indenture”.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indenture, the Initial Notes and the Exchange Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that (i) the Company has been duly incorporated, is validly existing and in good standing under the laws of Iowa and has all requisite power to execute, deliver and perform its obligations under the Indenture and the Exchange Notes; (ii) the execution and delivery of the Indenture and the Exchange Notes by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate the charter or bylaws of the Company or any law, regulation, order, judgment or decree applicable to the Company; and (iii) the Indenture and the Exchange Notes have been duly executed and delivered by the Company.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Iowa and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Iowa, the United States of America and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Paul J Leighton, Esq
Paul J. Leighton, Esq. Assistant General Counsel